Exhibit 5.2
Sinclair Law Firm, L.L.C.
416 Travis Street, Suite 716
Shreveport, Louisiana 71101
(318) 424-4901

Scott C. Sinclair	Mailing Address
Post Office Box 1026
E-Mail Address	Shreveport, LA 71163-1026
ssinclair@Sinclair-Law.com	Facsimile (318) 424-0772
June 2, 2008
Goodrich Petroleum Corporation
808 Travis Street, Suite 1320
Houston, TX 77002
     Re: Registration Statement on Form S-3 (the “Registration Statement”)
Ladies and Gentlemen:
     I have acted as counsel to Goodrich Petroleum Company, LLC, a Louisiana limited liability company (“Louisiana Subsidiary Guarantor”) and Goodrich Petroleum Corporation (the “Company”) in connection with the preparation of the Registration Statement on Form SB3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering, among other securities, unsecured debt securities of the Company, which may be either senior or subordinated and may be issued in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”) and which may be fully and unconditionally guaranteed (the “Guarantee” and, together with the Debt Securities the “Securities”) by the Company’s subsidiary listed as a co-registrant in the Registration Statement, including the Louisiana Subsidiary Guarantor.
     I have examined the originals, or copies certified or otherwise identified to my satisfaction, of (i) the Louisiana Subsidiary Guarantor’s articles of organization, (ii) the Louisiana Subsidiary Guarantor’s governing documents, (iii) resolutions of the Management Committee of the Louisiana Subsidiary Guarantor, (iv) the Registration Statement, (v) the form of Senior Indenture (the “Senior Indenture”), (vi) the form of Subordinated Indenture (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), and (iv) such other certificates, statutes and other instruments and documents as I considered appropriate for purposes of the opinions hereafter expressed. In addition, I reviewed such questions of law, as I considered appropriate.
     In connection with rendering the opinions set forth below, I have assumed that (i) all information contained in all documents reviewed by me is true and correct, (ii) all signatures on all documents examined by me are genuine, (iii) all documents submitted to me as originals are authentic and all documents submitted to me as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (v) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby, (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the

Goodrich Petroleum Corporation
June 2, 2008

Registration Statement and the applicable Prospectus Supplement, (vii) the Indentures relating to the Debt Securities will be duly authorized, executed and delivered by the parties thereto, (viii) the Louisiana Subsidiary Guarantor is duly organized under the laws of the State of Louisiana and is and will be validly existing and in good standing under the laws of the State of Louisiana, (ix) each person signing the Indentures will have the legal capacity and authority to do so, (x) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company, the Louisiana Subsidiary Guarantor and the other parties thereto, and (xi) any Securities issuable upon conversion, exchange or exercise of any Debt Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.
     Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, I am of the opinion that when (a) the applicable Indenture relating either to senior Debt Securities or subordinated Debt Securities and the related Guarantee have been duly executed and delivered by the Company, the Louisiana Subsidiary Guarantor and the trustee and the applicable Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (b) the board of directors of the Company (or a committee thereof) and the management committee of the Louisiana Subsidiary Guarantor have taken all necessary corporate or limited liability company action to approve the issuance and terms of any such Debt Securities and Guarantee, (c) the terms of such Debt Securities and Guarantee and of their issuance and sale have been duly established in conformity with the applicable Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Louisiana Subsidiary Guarantor and so as to comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company or the Louisiana Subsidiary Guarantor, (d) any shares of Common Stock issuable upon the conversion of such Debt Securities, if applicable, have been duly and validly authorized for issuance and (e) such Debt Securities, including the related Guarantee, have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the Registration Statement and upon payment of the consideration for such Debt Securities as provided for in the applicable definitive purchase, underwriting or similar agreement, such Guarantee will be validly issued.

Goodrich Petroleum Corporation
June 2, 2008

     The foregoing opinion is limited to the laws of the State of Louisiana and I am expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. Vinson & Elkins L.L.P. is entitled to rely on my opinion in connection with its opinion to you dated the date hereof, insofar as such opinion involves the laws of the State of Louisiana. I hereby expressly consent to the reference to my firm under the Prospectus caption ALegal Matters,@ to the inclusion of the opinion as an exhibit to the Registration Statement and to the filing of this opinion with any appropriate governmental agency.

Very truly yours, SINCLAIR LAW FIRM, L.L.C.
/s/ Scott C. Sinclair
By: Scott C. Sinclair